Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN

PEABODY, MASSACHUSETTS

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – October 12, 2007 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 132nd Cheesecake Factory restaurant at the Northshore Mall in Peabody, Massachusetts, a suburb of Boston, on  October 11, 2007.  The opening marks the Company’s 11th new restaurant opened in fiscal 2007.  The restaurant contains approximately 11,600 square feet and 330 seats.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1972 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 132 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual unit sales of approximately $10.6 million.  Grand Lux Cafe®, the Company’s second concept, has ten units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.6 million.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100